         Exhibit 99.1

Edgewell Personal Care Company 6 Research Drive Shelton, Conn 06484
FOR IMMEDIATE RELEASE

Edgewell Personal Care Announces New $425 Million Revolving Credit Facility
Provides Update on Operations

SHELTON, Conn., April 2, 2020 – Edgewell Personal Care Company (NYSE: EPC) today announced that it has entered into a new credit agreement that will provide for a new $425 million secured credit facility, subject to the satisfaction of certain customary closing conditions. When such closing conditions are satisfied, the new credit facility will replace the Company’s existing credit facility that is scheduled to mature in June 2020.
"We are pleased to enter this new financing agreement, which represents an important step in further solidifying our capital structure, and appreciate the support of our lenders, who recognize the underlying strength and resiliency of our business,” said Rod Little, Edgewell's President and Chief Executive Officer. “Edgewell’s strong financial position, underpinned by our attractive cash flow generation, has enabled us to continue to reduce debt levels. The new financing agreement we announced today provides us with additional financial flexibility while we manage through the uncertainties of the current market environment.”
The new credit facility, expandable under an accordion feature, will provide for a five-year revolving line of credit and will bear interest at a range of 1.50% - 2.25% over LIBOR, depending on the net leverage level of the Company. Since the Company has no outstanding borrowings under the previous credit facility, the Company expects that no cash will be utilized to pay down any outstanding debt upon termination of the Company’s existing credit facility.
Edgewell intends to use the net proceeds from the new credit facility for general corporate purposes. If the effectiveness of the new credit facility and the termination of the existing credit facility were to occur as of today, Edgewell’s liquidity, comprising estimated cash on hand and available credit facilities, would be approximately $710 million. At the end of the first fiscal quarter of 2020 (December 31, 2019,) the Company had a net debt to EBITDA leverage ratio of 2.0 times.
BofA Securities, Inc and MUFG Bank, Ltd. acted as joint lead arrangers and joint bookrunners. Bank of America, N.A. acted as the administrative agent and MUFG Bank, Ltd. acted as the syndication agent. Also participating in the bank syndicate are TD Securities (USA) LLC, Barclays, Goldman Sachs Bank USA, Standard Chartered Bank, and The Northern Trust Company.
The Company also announced that all of its manufacturing and distribution facilities are fully operational and strict health and safety protocols have been implemented across its business. The Company is adhering to local orders regarding working remotely and has implemented a number of measures to ensure the health and safety of its employees.
Mr. Little continued, “While we continue to ensure that our products remain available to consumers across the world, the safety and well-being of our employees in the face of the COVID-19 crisis is our main priority. I am proud of our entire team and their efforts to ensure that our business remains fully operational during this unprecedented situation, while adhering to the strict health and safety protocols that we have put in place. Our global supply chain is highly effective, and we are confident that our products will remain available to consumers across the world as we all manage through this pandemic.”
About Edgewell
Edgewell (NYSE: EPC) is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick® and Wilkinson Sword® men's and women's shaving systems and disposable razors; Edge® and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic®, Bulldog® and Jack Black® sun and skin care products, and Wet Ones® moist wipes. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 6,000 employees worldwide.

Forward-Looking Statement
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. Forward-looking statements generally can be identified by the use of words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not based on historical facts, but instead reflect the Company's expectations, estimates or projections concerning future results or events, including, without limitation, the future earnings and performance of Edgewell or any of its businesses. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause the Company's actual results to differ materially from those indicated by those statements. The Company cannot assure you that any of its expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and the Company disclaims any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law.
In addition, other risks and uncertainties not presently known to the Company or that it presently considers immaterial could significantly affect the accuracy of any such forward-looking statements. Risks and uncertainties include those detailed from time to time in the Company's publicly filed documents, including in Item 1A. Risk Factors of Part I of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 26, 2019.

Contacts for Edgewell Personal Care
Investors:
Chris Gough
Edgewell Personal Care
+1 203-944-5706
Media:
Matthew Sherman / Aaron Palash
Joele Frank, Wilkinson Brimmer Katcher
+1 212-355-4449